Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR FIRST QUARTER 2023

Improved operating results driven by lower SG&A expense and expanded gross margin

ELYRIA, Ohio - (May 15, 2023) - Invacare Holdings Corporation (OTC: IVCRQ) (“Invacare” or the “company”) today reported results of its predecessor Invacare Corporation for the quarter ended March 31, 2023.

Executive Summary

Reflecting on the company’s progress, Geoff Purtill, president and chief executive officer, said “Year-to-date, we've made tremendous strides in all aspects of the company’s transformation plan. With Chapter 11 behind us, our focus is on driving operational excellence and delivering profitable long-term growth in our core lifestyle and mobility & seating product categories. This is a new beginning for the company and a great opportunity to redefine the business for the future and realize our long-term growth potential.”

Turning to 1Q23 results, demand for lifestyle and mobility & seating products remained resilient on a global basis. In Europe, profitability improved over 90% compared to 1Q22 driven by gross profit expansion. On a consolidated basis, results were negatively impacted by the January 31, 2023 bankruptcy filing in the U.S. which primarily impacted revenues and profit in North America as the team focused on restarting the supply chain to fulfill customer demand. Notwithstanding the bankruptcy, the company achieved improved operating results driven by favorable product mix, lower input costs and reduced SG&A expense reflecting the benefit of previous restructuring actions.

To further position the business for long-term success, the company continues to execute strategic actions which include product line rationalization, footprint optimization, supply chain simplification, revisiting the IT infrastructure, and organization rightsizing. Mr. Purtill stated, “Building on our May 5th emergence from bankruptcy, we continue to accelerate the execution of our transformation plan which has yielded positive results in Europe, and I am optimistic it will generate similar improvements in North America. We look forward to providing updates on additional strategic actions as they are determined.”

Key Metrics (1Q23* versus 1Q22)
•Reported net sales were $165.5 million, a decrease of 17.7% and constant currency net sales(a) decreased 13.2%. Excluding the divestiture of respiratory products, constant currency net sales declined 7.7% with largest decline in North America as result of the bankruptcy filing and product discontinuation.

•Gross margin was 26.5%, an increase of 280 basis points, driven by favorable product mix and lower input costs.
•SG&A expense decreased 11.2% to $53.8 million, and constant currency SG&A(b) decreased 8.2% primarily due to lower employment costs.
•Operating loss improved by 37% to $10.4 million compared to a loss of $16.6 million.
•Adjusted EBITDA(c) loss improved by 30% to $6.2 million, compared $8.6 million.
•Free cash flow(d) usage was $32.6 million compared to usage of $29.8 million. 1Q23 free cash flow usage includes $9.5 million of bankruptcy related payments. Excluding those bankruptcy related payments, free cash flow usage was $23.1 million, an improvement of $6.7 million.

* Date format is quarter and year in each instance

Commenting on the company’s financial results, Kathy Leneghan, senior vice president and chief financial officer stated, “In line with our historic seasonality, the company consumed cash in 1Q23 to fund customer rebates as well as costs leading up to, and as a result of, the bankruptcy filing. Excluding the bankruptcy related items, free cash flow usage improved driven by lower working capital requirements. We are beginning to see the benefit of the transformation actions previously implemented reflected in our financial results. As we progress through the year, we continue to be focused on improving our service levels to enhance the customer experience, and our efforts to return the company to long-term, sustainable growth.”
1Q23 Segment Results versus 1Q22

(in millions USD)	Net Sales				Operating Profit (Loss)
	1Q23	1Q22	Reported % Change	Constant Currency % Change	1Q23	1Q22	% Change
Europe	$104.9	$118.1	(11.1)%	(4.1)%	$6.2	$3.2	91.3%
North America	52.4	75.3	(30.5)	(30.1)	(10.3)	(8.3)	(23.7)
All Other	8.2	7.6	8.0	14.1	(5.8)	(7.7)	24.7

At a segment level, reported net sales in Europe declined due to unfavorable foreign exchange and lower volumes primarily attributable strategic product discontinuation (i.e., walking aids) and portfolio simplification actions. In North America, revenues declined in all product categories but most significantly in respiratory products which the company divested in 1Q23. In addition, all product categories were impacted by the bankruptcy filing during the quarter. Net sales in the Asia Pacific region, reported in All Other, increased primarily attributable to respiratory sales as the company exits that product category globally.

Gross margin improved by 280 basis points driven by product mix benefits from portfolio simplification actions and favorable costs, primarily lower freight expense. Gross profit dollars declined, primarily attributable to lower net sales and unfavorable foreign currency translation of $2.9 million.

Constant Currency SG&A expenses decreased as a result of lower employment and IT costs. Lower SG&A expense was impacted by restructuring actions taken in 2022.

In 1Q23, the company recorded a $4.2 million net gain on the sale of the respiratory and Top End® sports wheelchair businesses.

Restructuring expense was $4.7 million for 1Q23, primarily related to professional fees incurred prior to the bankruptcy filing on January 31, 2023.

Reorganization items, net of tax, of $20.8 million recorded in 1Q23 include bankruptcy-related expenses, primarily attributable to professional fees and debt related expenses.

About Invacare Holdings Corporation

Invacare Holdings Corporation (OTC: IVCRQ) is a leading manufacturer and distributor in its markets for medical equipment, and services used in non-acute care settings. Invacare Holdings Corporation became the successor to Invacare Corporation upon its emergence from bankruptcy on May 5, 2023, as further described in the company’s Quarterly Report on Form 10-Q. At its core, the company designs, manufactures and distributes products, services and solutions Making Life’s Experiences Possible® for people with congenital, acquired and degenerative conditions. The company’s products are important parts of care for people with a wide range of challenges, from those who are active and heading to work or school each day and may need additional mobility to those who are cared for in residential care settings, at home and in rehabilitation centers in North America, Europe and Asia Pacific. For more information about the company and its products, visit the company’s website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as will,” "may," “should,” “could,” “plan,” “intend,” “expect,” “continue,” "forecast," “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. These include, for example, statements related to the company’s business and financial condition following its restructuring under Chapter 11. Actual results and events may differ significantly from those expressed or anticipated as a result of various risks and uncertainties, including the potential adverse effects of the Chapter 11 Cases on the company’s liquidity and results of operations; employee attrition and the company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the company’s ability to comply with the restrictions imposed by the terms and conditions of its post-bankruptcy emergence financing arrangements; the company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 Cases; the effects of the Chapter 11 Cases on the company and on the interests of various constituents, including holders of the company’s common stock; the Bankruptcy Court’s rulings in the Chapter 11 Cases, including the approvals of the terms and conditions of the plan of reorganization and financing arrangements, and the outcome of the Chapter 11 Cases generally; the length of time that the company operated under Chapter 11 protection and the continued availability of operating capital following the Chapter 11 Cases; increased administrative and legal costs related to the Chapter 11 process; and other inherent risks involved in a bankruptcy process, on-going supply chain challenges and component shortages; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results including expectations as to consolidated and segment revenue, net sales and profitability; the company’s future business plans and similar statements. The availability and cost to the company of needed products, components or raw materials from the company’s suppliers, including delivery delays and production interruptions from global supply chain challenges and supplier delivery holds resulting from past due payables; global shortages in, or increasing costs for, transportation and logistics services and capacity; the impact of political or geopolitical crises, such as the Russian war with Ukraine, and actions taken in response on global and regional economies and economic activity; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, including negative conditions attributable to inflationary economic conditions, rising interest rates and credit market volatility; the effects of steps the company has taken or will take to reduce operating costs; the ability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory levels to cash or reduce its costs; the ability of the company to successfully improve output and convert order backlog into sales; the ability of the company to successfully focus on lifestyle and mobility and seating products; lack of market acceptance of the company’s new product innovations; potential adverse effects of revised product pricing and/or product surcharges on revenues or the demand for the company’s products; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its growth plans, such as its new product introductions, commercialization plans, additional investments in demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology insourcing and ERP implementation activities; possible adverse effects on the company’s liquidity, including the company’s ability to address future debt maturities or other obligations, including additional debt that may be incurred in the future; potential limitations on the company’s business activities from obligations in the company’s debt agreements; adverse changes in government and third-party payor reimbursement levels and practices; consolidation of dealers or healthcare providers; decreased availability or increased costs of materials which could increase the company’s cost of producing or acquiring the company’s products, including the adverse impacts of tariffs and increases in commodity costs or freight costs; increasing pricing pressures in the markets for the company’s products; risks of failures in, or disruptions to, legacy IT systems; risks of cybersecurity attack, data breach or data loss and/or delays in or inability to recover or restore data and IT systems; adverse effects of the company’s consent decree of injunction with the U.S. Food and Drug Administration (FDA), including but not limited to, compliance costs, inability to rebuild negatively impacted customer relationships, unabsorbed capacity utilization, including fixed costs and overhead; any circumstances or developments that might adversely impact the company’s quality systems at the facilities impacted by the consent decree, including any possible failure to comply with the consent decree or FDA regulations or the inability to adequately address the matters identified in the FDA Letters; regulatory proceedings or the company’s failure to comply with regulatory requirements or receive regulatory clearance or approval for the company’s products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of the company’s facilities at any time and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive warranty or recall experience than expected; possible adverse effects of being leveraged, including interest rate or event of default risks; exchange rate fluctuations, particularly in light of the relative importance of the company’s foreign operations to its overall financial performance; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; tax rate fluctuations; additional tax expense or additional tax exposures, which could affect the company’s future profitability and cash flow; uncollectible accounts receivable; risks inherent in managing and operating businesses in many different foreign jurisdictions; heightened vulnerability to a hostile takeover attempt or other shareholder activism; provisions of Delaware law or in the company’s debt agreements, charter documents or other agreements that may prevent or delay a change in control, as well as the risks described elsewhere in the predecessor company’s Annual Report on Form 10-K, the company’s Quarterly Report on Form 10-Q and from time to time in the company’s reports as filed with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31
	2023	2022
Net sales	$165,481	$200,988
Cost of products sold	121,637	153,259
Gross Profit	43,844	47,729
Selling, general and administrative expenses	53,809	60,564
Net gain on sale of businesses	(4,212)	—
Charges related to restructuring activities	4,694	3,790
Operating Loss	(10,447)	(16,625)
Net gain on convertible debt derivatives	(85)	—
Interest expense - net	9,084	6,252
Reorganization items, net	20,791	—
Loss Before Income Taxes	(40,237)	(22,877)
Income tax provision	940	1,320
Net Loss	(41,177)	(24,197)

Net Loss per Share—Basic	$(1.08)	$(0.69)

Weighted Average Shares Outstanding—Basic	37,994	35,046

Net Loss per Share—Assuming Dilution *	$(1.08)	$(0.69)

Weighted Average Shares Outstanding—Assuming Dilution	38,037	35,419
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(c)

	Three Months Ended
(In thousands)	March 31
	2023	2022
Net Loss	$(41,177)	$(24,197)
Income tax provision	940	1,320
Reorganization items, net	20,791	—
Interest expense - net	9,084	6,252
Net gain on convertible debt derivatives	(85)	—
Operating Loss	(10,447)	(16,625)
Net gain on sale of businesses	(4,212)	—
Depreciation and amortization	3,570	3,942
EBITDA	(11,089)	(12,683)
Charges related to restructuring activities	4,694	3,790
Stock compensation expense	181	310
Adjusted EBITDA(c)	$(6,214)	$(8,583)

__________
"Adjusted EBITDA(c)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company’s primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $11,283,000 for the three months ended March 31, 2023 compared to $15,531,000 for the three months ended March 31, 2022. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31
	2023	2022	Change
Revenues from external customers
Europe	$104,923	$118,079	$(13,156)
North America	52,364	75,319	(22,955)
All Other (sales in Asia Pacific)	8,194	7,590	604
Consolidated	$165,481	$200,988	$(35,507)

Operating income (loss)
Europe	$6,170	$3,225	$2,945
North America	(10,315)	(8,336)	(1,979)
All Other	(5,820)	(7,724)	1,904
Charges related to restructuring activities	(4,694)	(3,790)	(904)
Net gain on sale of businesses	4,212	—	4,212
Consolidated operating loss	(10,447)	(16,625)	6,178
Net gain on convertible debt derivatives	85	—	85
Net interest expense	(9,084)	(6,252)	(2,832)
Reorganization items, net	(20,791)	—	(20,791)
Loss before income taxes	$(40,237)	$(22,877)	$(17,360)

__________
“All Other” consists of operating income (loss) associated with the company’s businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the periods referenced below. The current year constant currency net sales are translated using the prior year’s foreign exchange rates. These amounts are then compared to the prior year’s sales to calculate the constant currency net sales change.

Three months ended March 31, 2023 compared to March 31, 2022:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(11.1)%	(7.0)%	(4.1)%
North America	(30.5)	(0.4)	(30.1)
All Other (sales in Asia Pacific)	8.0	(6.1)	14.1
Consolidated	(17.7)%	(4.5)%	(13.2)%

Consolidated Respiratory Products	(5.2)%	0.3%	(5.5)%
Consolidated Excluding Respiratory	(12.5)%	(4.8)%	(7.7)%
__________
"Constant currency net sales(a)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands)	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$66,284	$58,792
Trade receivables, net	82,659	87,952
Installment receivables, net	263	311
Inventories, net	103,635	112,561
Other current assets	32,947	39,702
Total Current Assets	285,788	299,318
Other Assets	4,610	5,159
Intangibles, net	21,771	21,669
Property and Equipment, net	50,514	51,533
Finance Lease Assets, net	55,809	56,272
Operating Lease Assets, net	12,111	10,737
Goodwill	331,513	326,281
Total Assets	$762,116	$770,969
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$72,588	$104,590
Accrued expenses	77,712	106,091
Current taxes payable	2,636	2,774
Current portion of long-term debt	35,656	154
Current portion of finance lease obligations	3,162	3,106
Current portion of operating lease obligations	4,142	3,420
Total Current Liabilities	195,896	220,135
Long-Term Debt	137,241	354,087
Long-Term Obligations - Finance Leases	57,808	57,994
Long-Term Obligations - Operating Leases	7,956	7,259
Other Long-Term Obligations	29,650	50,402
Liabilities Subject to Compromise	287,626	—
Shareholders’ Equity	45,939	81,092
Total Liabilities and Shareholders’ Equity	$762,116	$770,969

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended
(In thousands)	March 31
	2023	2022
Net cash used by operating activities	$(30,614)	$(27,698)
Plus:
Sales of property and equipment	—	5
Less:
Purchases of property and equipment	(1,978)	(2,131)
Free Cash Flow(d) (usage)	$(32,592)	$(29,824)

__________
"Free Cash Flow(d) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) “Constant currency net sales” is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year’s foreign exchange rates. These amounts are then compared to the prior year’s sales to calculate the constant currency net sales change. The “Business Segments Net Sales” table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three months ended March 31, 2023 and March 31, 2022, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the “Business Segment Net Sales” table included in this press release.
(b) “Constant Currency SG&A” is a non-GAAP financial measure, which is defined as selling, general and administrative (“SG&A”) expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) “Adjusted EBITDA” is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes; interest expense, net; reorganization items, net; net gain or loss on convertible debt derivatives; net gain or loss on debt extinguishment including debt finance charges and fees; asset write-downs related to intangible assets; impairment of goodwill; net gain or loss on sale of businesses; and depreciation and amortization; as further adjusted to exclude charges related to exit of product lines; charges related to restructuring activities and stock compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(d) “Free cash flow” is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.